  Exhibit 99.1

  Zoom Telephonics Reports Record Sales of $12 Million for Q1 2020;
Up 49.3% From Prior Year Quarter

Boston, MA, May 11, 2020 – Zoom Telephonics, Inc. (“Zoom”) (OTCQB: ZMTP), a leading creator of cable modems and other Internet access products, reported financial results for its 2020 first quarter ended March 31, 2020.

First Quarter 2020 Financial Highlights
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Net sales were $12 million, up 49% year over year
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Gross profit was $3.1 million, up 28% year over year
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Gross profit margin was 25.9%, down from 30.2% in prior year first quarter
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GAAP net loss was $0.8 million, a 33% improvement year over year
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Non-GAAP net income was $0.7 million after adjusting for tariff expenses of $1.5 million

First Quarter 2020 Business Overview
Overall, the company produced record sales of $12 million during the quarter, despite the significant economic disruptions resulting from the Covid-19 pandemic. This level of sales has not been seen in over a decade. Consumer demand for networking products was strong throughout the quarter, supported by substantial online shipping activity. Zoom was able to ensure continuity of supply through Covid-19 disruptions experienced in Asia as early as January 2020, and supply chain conditions can be characterized as “returning to normal” at present.

The company expects to have completed the shifting of its manufacturing operations to other locations by the end of the second quarter, with the tariff expense declining to near zero by early in the third quarter. After the quarter end, Zoom announced the extension and expansion of its Motorola license. In addition to the inclusion of new product families, the license agreement now runs through 2025.

Zoom’s 2020 plan centers on an aggressive new product rollout schedule that remains very much on track. The proliferation of video-based communication services, due in part to so many people working from home, is driving an increased emphasis on optimizing home networks. The company is experiencing strong demand for its already popular gateway products, which are available through online shopping and brick and mortar platforms such as Amazon and BestBuy.

As previously reported, the company has convened a search committee to identify a CEO following the resignation of Joe Wytanis.

First Quarter 2020 Financial Review
Zoom reported an increase in net sales of 49.3% to $12.0 million for the first quarter ended March 31, 2020 up from $8.0 million for the first quarter ended March 31, 2019. The increase in sales resulted from robust demand in its ecommerce and retail channels.

Gross profit was $3.1 million or 25.9% of net sales in the first quarter of 2020, compared to $2.4 million or 30.2% of net sales for the first quarter of 2019. Tariff expenses increased cost of goods by $1.5 million in the first quarter of 2020, compared to $445 thousand in the first quarter of 2019. Excluding tariff expense, gross profit margin in the first quarter of 2020 would have been 38.4%. The company also experienced one-time increased supply-chain fulfillment costs brought on by Covid-19 disruptions in order to assure the ability to satisfy customer demand.

Operating expenses were $3.8 million, compared to $3.5 million in the year-ago quarter. The increase versus the prior year was primarily due to increased General and Administrative expenses incurred in support of Zoom’s product rollout and growth strategy.

The company ended the quarter with $5.0 million of working capital and a current ratio of 1.83x. Zoom had drawn $387 thousand on a $3.0 million line of credit; with no long-term debt; and $5.7 million of stockholders’ equity.

Conference Call Details
The conference call for this quarter, which was previously scheduled for Tuesday, May 12, 2020 – 10:00 a.m. ET, has been cancelled. The company intends to issue its first quarter 2020 earnings in its Form 10-Q quarterly report, as planned on May 15, 2020.

About Zoom Telephonics
Zoom Telephonics, Inc. (“Zoom”) (OTCQB: ZMTP) is the creator of innovative Internet access products that dependably connect people to the information they need and the people they love. Founded in 1977 in Boston, MA, the company now delivers cable modems, routers, and other communications products under the globally recognized Motorola brand. For more information about Zoom and its products, please visit www.zoom.net and www.motorolanetwork.com.

MOTOROLA and the Stylized M Logo are trademarks or registered trademarks of Motorola Trademark Holdings, LLC and are used under license.

Forward Looking Statements
This release contains forward-looking information relating to Zoom’s plans, expectations, and intentions. Actual results may be materially different from expectations as a result of known and unknown risks, including: the potential increase in tariffs on the Company's imports; potential difficulties and supply interruptions from moving the manufacturing of most of the Company’s products to Vietnam; potential changes in NAFTA; the potential need for additional funding which Zoom may be unable to obtain; declining demand for certain of Zoom’s products; delays, unanticipated costs, interruptions or other uncertainties associated with Zoom’s production and shipping; Zoom’s reliance on several key outsourcing partners; uncertainty of key customers’ plans and orders; risks relating to product certifications; Zoom’s dependence on key employees; uncertainty of new product development, including certification and overall project delays, budget overruns, and the risk that newly introduced products may contain undetected errors or defects or otherwise not perform as anticipated; costs and senior management distractions due to patent-related matters; and other risks set forth in Zoom’s filings with the Securities and Exchange Commission. Zoom cautions readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. Zoom expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in Zoom’s expectations or any change in events, conditions or circumstance on which any such statement is based.

Investor Relations Contact:
Jeremy Hellman, Vice-President
The Equity Group Inc.
Phone: 212-836-9626
Email: jhellman@equityny.com

 ZOOM TELEPHONICS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

     (in thousands, except per share data)

	Three Months Ended
	3/31/20	3/31/19

Net sales	$11,955	$8,010
Cost of goods sold	8,860	5,591

Gross profit	3,095	2,419

Operating expenses:
Selling	2,354	2,448
General and administrative	828	568
Research and development	653	482
Total operating expenses	3,835	3,498

Operating profit (loss)	(740)	(1,079)

Other income (expense), net	(6)	(34)

Income (loss) before income taxes	(746)	(1,113)

Income tax expense	6	8

Net income (loss)	$(752)	$(1,121)

Earnings (loss) per share:
Basic and diluted Earnings (loss) per share	$(0.04)	$(0.07)

Weighted average number of shares outstanding:
Basic and diluted	21,080	16,138

ZOOM TELEPHONICS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(in thousands, except share data)

	3/31/20	12/31/19

ASSETS

Current assets:

Cash and cash equivalents	$28	$1,217
Restricted Cash	550	150
Accounts receivable, net	5,947	4,071
Inventories, net	4,179	7,440
Prepaid expenses and other	237	270

Total current assets	10,941	13,148

Property and equipment, net	281	303
Operating lease right-of-use assets	78	103
Other assets	345	349

Total assets	$11,644	$13,903

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Bank debt	$387	$––
Accounts payable	2,777	5,025
Operating lease liabilities	78	103
Accrued other expenses	2,720	2,666

Total current liabilities	5,962	7,794

Long-term operating leases	––	––

Total liabilities	5,962	7,794

Stockholders’ equity:

Common stock and additional paid-in capital	47,030	46,706
Retained earnings (accumulated deficit)	(41,348) )	(40,597)

Total stockholders’ equity	5,682	6,109

Total liabilities and stockholders’ equity	$11,644	$13,903